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                                                                      Exhibit 23



The Board of Directors
Horace Mann Educators Corporation:

We consent to incorporation by reference in the registration statements (No. 33-47066 and No. 33-45152) on Form S-8 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated February 8, 2001, relating to the consolidated balance sheets of the Company as of December 31, 2000, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related financial statement schedules, which report appears in the December 31, 2000 annual report on Form 10-K of the Company.



                                           /s/ KPMG LLP
                                           KPMG LLP



Chicago, Illinois
March 29, 2001